EXHIBIT 99.1



NEW YORK, July 29, 1999 --

"I am writing to let you know that Richard Goeltz, vice chairman and chief financial officer, has informed me of his decision to leave American Express. After more than 25 years of serving in senior financial positions with a number of large companies, Richard has decided to retire from corporate life. While I will miss his advice and counsel, I understand his desire to do other things after a long and successful corporate career.

"Richard will continue to serve as vice chairman and CFO until a new CFO has been selected. He will also participate in the recruiting process for his successor and work to assure a smooth transition. I know Richard will continue to work in the company's best interests and with the same degree of extraordinary professionalism and integrity he has always demonstrated. We will begin an internal and external search for Richard's successor immediately."